SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)

                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,049,536

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,049,536

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,049,536

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.82%

12.  TYPE OF REPORTING PERSON

     IA; OO

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,539,370

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,539,370

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,539,370

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.97%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 778669101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Fund I, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,933,135

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,933,135

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,933,135

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.59%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 778669101
          ---------

Item 1(a).  Name of Issuer:

            Rotech Healthcare Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2600 Technology Drive
            Suite 300
            Orlando, Florida 32804
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Contrarian Capital Management, L.L.C.
            Contrarian Equity Fund, L.P.
            Contrarian Capital Fund I, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            411 West Putnam Avenue
            Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            778669101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Contrarian Capital Management, L.L.C. 5,049,536
          Contrarian Equity Fund, L.P. 2,539,370
          Contrarian Capital Fund I, L.P. 1,933,135
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Contrarian Capital Management, L.L.C.  17.29%
          Contrarian Equity Fund, L.P. 9.97%
          Contrarian Capital Fund I, L.P. 7.59%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C.                     0
               Contrarian Equity Fund, L.P.                              0
               Contrarian Capital Fund I, L.P.                           0
                                                              -----------------,

          (ii) Shared power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C.             5,049,536
               Contrarian Equity Fund, L.P.                      2,539,370
               Contrarian Capital Fund I, L.P.                   1,933,135
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of:
                 Contrarian Capital Management, L.L.C.                   0
                 Contrarian Equity Fund, L.P.                            0
                 Contrarian Capital Fund I, L.P.                         0
                                                              -----------------,

          (iv) Shared power to dispose or to direct the
               disposition of
                 Contrarian Capital Management, L.L.C.           5,049,536
                 Contrarian Equity Fund, L.P.                    2,539,370
                 Contrarian Capital Fund I, L.P.                 1,933,135
                                                              -----------------.

Item 5.   Ownership of Five Percent or Less of a Class.

          N/A
          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager


CONTRARIAN EQUITY FUND, L.P.*
By: Contrarian Capital Management, L.L.C.

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager


CONTRARIAN CAPITAL FUND I, L.P.*
By: Contrarian Capital Management, L.L.C.

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager

Date: February 14, 2007

*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2007 relating to the Common Stock of Rotech Healthcare Inc. shall be filed on behalf of the undersigned.


CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager


CONTRARIAN EQUITY FUND, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager


CONTRARIAN CAPITAL FUND I, L.P.*
By: Contrarian Capital Management, L.L.C.

/s/ Jason Mudrick
-------------------
By: Jason Mudrick
Title:  Portfolio Manager

Date: February 14, 2007

SK 01385 0001 747072